UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):  [X] Form 10-K   [_] Form 20-F   [_] Form 11-K    [_] Form 10-Q
              [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR

      For Period Ended:   December 31, 2007
                          ---------------------

      [_]   Transition Report on Form 10-K
      [_]   Transition Report on Form 20-F
      [_]   Transition Report on Form 11-K
      [_]   Transition Report on Form 10-Q
      [_]   Transition Report on Form N-SAR

      For the Transition Period Ended:
                                       ---------------------------

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

AskMeNow, Inc.
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Full Name of Registrant

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Former Name if Applicable

26 Executive Park, Suite 250
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Address of Principal Executive Office (Street and number)

Irvine, CA 92614
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City, State and Zip Code

                                     PART II
                             RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         |(a) The reason described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or
         |     expense
         |
    [X] |(b) The subject annual report, semi-annual report, transition report | on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will | be filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or | transition report on Form 10-Q or subject distribution reportion | Form 10-D, or portion thereof, will be filed on or before the
         |     fifth calendar day following the prescribed due date; and
         |
         |(c)  The  accountant's  statement  or other  exhibit  required by Rule
         |     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why the Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Company is unable to file its Annual Report on Form 10-KSB for the period ended December 31, 2007 because the audit of the Company's annual financial statements and discussions with the Company's independent registered public accounting firm were not completed in time for management to fully prepare and finalize the Form 10-KSB by the prescribed filing date. The Company will use its best efforts to file the Annual Report on Form 10-KSB as quickly as possible.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      Darryl Cohen                  (949)                  861-2590
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      (Name)                     (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).                           [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                    [_] Yes [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 AskMeNow, Inc.
                                 --------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 31, 2008                By:   /s/ Darryl Cohen
                                          -------------------------------
                                          Darryl Cohen
                                          Chief Executive Officer